Exhibit 5.1

[Letterhead of

weintraub tobin chediak coleman grodin

LAW CORPORATION]

June 12, 2013 Sequoia Residential Funding, Inc. One Belvedere Place, Suite 330 Mill Valley, CA 94941	Phillip R. Pollock 415.772.9679 Direct ppollock@weintraub.com

Re:          Registration Statement on Form S-3 by Sequoia Residential Funding, Inc.

Dear Ladies and Gentlemen:

We have acted as special counsel to Sequoia Residential Funding, Inc., a Delaware corporation (the “Company”), in connection with the offering of approximately $460,158,464 aggregate principal amount of the Company’s Sequoia Mortgage Trust 2013-8, Mortgage Pass-Through Certificates, Series 2013-8, Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-IO1 Certificates, Class A-IO2 Certificates, Class B-1 Certificates, Class B-2 Certificates and Class B-3 Certificates (the “Certificates”), pursuant to a prospectus dated April 24, 2013 (the “Base Prospectus”), as supplemented by the prospectus supplement dated June 12, 2013 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). A registration statement of the Company on Form S-3 relating to the Certificates (Commission File No. 333-185882-01) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and was declared effective on March 26, 2013.

As set forth in the Prospectus, the Certificates will be issued by a trust under and pursuant to the conditions of a pooling and servicing agreement dated as of June 1, 2013 (the “Pooling and Servicing Agreement”) among the Company, Wilmington Trust, National Association, as trustee (the “Trustee”), Citibank, N.A. (“Citibank”), as Securities Administrator and Rule 17g-5 Information Provider, and CitiMortgage, Inc. (“CitiMortgage”), as Master Servicer, and acknowledged as to specified sections by Redwood Residential Acquisition Corporation, as seller (the “Seller”), and Sequoia Mortgage Funding Corporation, as controlling holder (the “Controlling Holder”).

June 12, 2013

We have examined and relied upon copies of the Company’s Bylaws, the Registration Statement, the form of Pooling and Servicing Agreement and the forms of Certificates included as exhibits thereto, and such other records, documents and statutes as we have deemed necessary for purposes of this opinion.

In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

1. When the Pooling and Servicing Agreement relating to the Certificates has been duly and validly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company, Citibank, CitiMortgage and the Trustee, and the Seller and the Controlling Holder as to specified sections, such Pooling and Servicing Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally or by general equity principles.

2. The Certificates have been duly authorized by all necessary action on the part of the Company, and when duly executed by the Trustee and authenticated by Citibank as authenticating agent in accordance with the terms of the Pooling and Servicing Agreement and issued and delivered against payment therefor as described in the Registration Statement and the Prospectus, such Certificates will be legally and validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the benefits of the Pooling and Servicing Agreement.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York (excluding choice of law principles therein), the corporation laws of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this letter and to the references to this firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement.

June 12, 2013

Very truly yours,

weintraub tobin chediak coleman grodin

LAW CORPORATION

/s/ weintraub tobin chediak coleman grodin